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Exhibit 10.35

PERFORMICS INSERTION ORDER TERMS AND CONDITIONS (v01.05)

        These Performics Insertion Order Terms and Conditions (v01-05) ("Terms and Conditions") supplement the Insertion Order made between Performics Inc. ("Performics") and the party executing the Insertion Order (the "Distribution Partner"). These Terms and Conditions likewise supplement all other Insertion Orders subsequently executed by Distribution Partner. These Terms and Conditions, as well as any Marketer Specific Terms (as defined below), supersede and replace any and all prior agreements entered into by and between Performics and Distribution Partner and shall control all existing Insertion Orders. Marketer Specific Terms are terms and conditions that may be required by an individual Marketer. Such Marketer Specific Terms shall only be binding upon Distribution Partner to the extent that the Marketer Specific Terms are set forth in writing in an Insertion Order executed by Distribution Partner or are included in the ConnectCommerce™ interface and agreed to by Distribution Partner. Terms not defined in these Terms and Conditions shall have the meanings set forth in the Insertion Order. The Insertion Order, all subsequently executed Insertion Orders and these Terms and Conditions are collectively referred to as the "Agreement".

RECITALS:

        (a)   Distribution Partner is the operator and owner of the Internet Web site(s), emails, other segments or spaces on such Web site(s) and Web-based services described in the Insertion Order (collectively, the "Distribution Media" and individually, a "Distribution Medium").

        (b)   Performics operates a performance-based marketing network of online distribution channels (which includes the Distribution Media, other Web sites, email lists, desktop applications and wireless services) (the "Network") for which it has solicited the Marketer set forth in the Insertion Order (as well as other advertisers, merchants, advertising agencies or others) to place performance-based advertising offers (the "Offer") in the form of banners, textual links, transactional ads or other relevant media with respect to Marketers' products and services ("Products"). Marketer may sometimes be referred to as Client in other agreements entered into by Performics.

        (c)   This Agreement governs Distribution Partner's inclusion in the Network and the inclusion of Marketer's Offer on the Distribution Media.

1.     Terms

        (a)   This Agreement shall commence upon signing and shall continue for a period of one-year (the "Term"). Thereafter, this Agreement shall automatically renew upon these same terms and conditions for successive one-year periods unless earlier terminated as provided for below. Each Offer displayed by Distribution Partner shall be displayed for the period of time set forth in the Insertion Order relevant to each particular Offer. Either party may immediately terminate this contract if any change occurs in any applicable laws or regulations that would, in that party's reasonable opinion, render the party's performance hereunder illegal or otherwise subject to legal challenge. Either Party may immediately terminate this Agreement if the other party is in breach of any provision or obligation set forth in this Agreement or any other Insertion Order to which Distribution Partner and Performics are a party.

        (b)   Notwithstanding the foregoing, either party may terminate this Agreement at any time for any reason upon thirty (30) days prior written notice to the other party.

        (c)   The rights and obligations contained in Sections 3, 5(c), 6, 7, 8 and 9 of this Agreement shall survive the termination or expiration of this Agreement.

2.     Acceptance

        (a)   The Distribution Partner agrees to display Marketer's Offer as provided by Performics pursuant to the terms and conditions set forth in this Agreement, any applicable Marketer Specific Terms and each relevant Insertion Order. A "Campaign" means Distribution Partner's display of a Marketer's Offer pursuant to a specific Insertion Order. Distributions Partner shall not alter or modify the Offer as provided by Performics or Marketer. In the event that Performics or Marketer believes that the display, or continued display, of an Offer may subject either party or Marketer to potential liability, Distribution Partner shall, upon written notice from Performics, immediately remove the Offer from its Distribution Media.

        (b)   Distribution Partner shall not engage in any of the following prohibited activities: (i) promoting or conducting any illegal or fraudulent activity through the Distribution Media or any site linked to the Distribution Media; (ii) sending or causing to be sent unsolicited advertising e-mails; (iii) the display of obscene, offensive, violent or misleading content on the Distribution Media or any site linked to the Distribution Media; (iv) providing or allowing any incentive based promotion that provides compensation to Qualified Customers (as defined below), unless specifically authorized by Marketer; (v) interfering with or seeking to improperly influence the referral of an end user to a web-site not included within the Distribution Media; or (vi) replacing or altering any component of the Performics Technology that results in a reduction of compensation earned by Performics or another Distribution Partner; (vii) using invisible methods to generate impressions, clicks, or transactions that are not initiated by the affirmative action of the end-user, or (viii) using any cookie, device, program, robot, iframes, hidden frames, popup windows or any other operation or process that interferes with Performics' ability to properly identify and track Qualified Customers in addition to any other remedies that may be available, in the event that Distribution Partner engages in any such prohibited activities, Performics or Marketer may immediately terminate any and all Campaigns.

3.     Payment For Services

        (a)   Performics agrees to remit to the Distribution Partner a fee (the "Fee") payable in the amounts and on the terms as set forth in the Insertion Order for all Offers placed with the Distribution Partner which result in the sale of Products to a Qualified Customer (as defined below) or the receipt by Marketer of a registration from a Qualified Customer on the Marketer's Web site.

        (b)   As may be applicable to any particular Insertion Order: "Net Monthly Sales" means the net dollar amount of Products sold to Qualified Customers during a calendar month. Net Monthly Sales are calculated exclusive of fraudulently placed orders, returns, transportation and packaging costs, insurance, duties, taxes and other governmental charges, and rebates actually granted by Marketer. A "Qualified Customer" means any individual or entity that is tracked by Performics' proprietary technology, ConnectCommerce™, and who (i) purchases Products from the Marketer Site within the period of time as set forth in the Insertion Order of clicking through to the Marketer Site via hyperlinks from any Distribution Partner or other promotional placement provided by Performics or (ii) completes and submits to Marketer all information required by Marketer's registration form within the period of time as set forth in the Insertion Order of clicking through to the Marketer Site via hyperlinks from any Distribution Partner or other promotional placement provided by Performics. A person or entity that supplies information previously known or possessed by Marketer is not a Qualified Customer. In the event an individual or entity visited more than one Distribution Partner of Performics prior to purchasing products from or completing a registration form on Marketer's Web site, the Distribution Partner operating the last distribution channel from which such individual or entity clicked through shall be the only party entitled to receive a Fee.

        (c)   Performics shall pay the Fee to the Distribution Partner within fifteen (15) days after the end of the month in which Performics has received payment from the Marketer for such Fees. Performics shall not be obligated to make any payment of Fees to Distribution Partner until (1) it has received payment for such Fees from the Marketer and (2) the aggregate amount of Fees equal or exceed fifty dollars ($50.00). Any earned but unpaid Fees shall carry over to the next regularly scheduled payment period.

        (d)   Regardless of the timing of any payment made by Performics to Distribution Partner hereunder, Performics shall be authorized to chargeback any Fee paid to Distribution Partner that specifically relates to (i) Products returned by Qualified Customers within sixty (60) days from the date of purchase; (ii) refunds or credits issued to Qualified Customers within sixty (60) days from the date of purchase; or (iii) overpayments to Distribution Partner, duplicate entries or other clear bona-fide errors. Performics shall deduct the amount of the chargeback from and offset such amounts against any monies owed by Performics to Distribution Partner. In the event that Performics has not fully recouped, via offset, any chargeback within sixty (60) days from the date of the chargeback, Distribution Partner shall issue payment to Performics for the outstanding amount of the chargeback.

4.     Responsibilities of Performics

        Performics covenants and agrees to use its commercially reasonable best efforts (a) to provide, monitor and maintain the necessary technology applications required to link the Distribution Partners to the Marketer Web sites ("Performics Technology") and to track the relevant actions as set forth in the Insertion Order. Performics Technology shall include the use of tags in HTML/Java or other appropriate languages (the "Tags") to enable Performics to serve or provide Offers to the Distribution Partner; (b) to provide the Distribution Partner with product descriptions, GIF or JPEG Images, other product attributes (including the SKU's), product availability, order status, and shipment confirmation (each in a mutually acceptable format) for those Marketers that agree to provide Performics and Distribution partner with such information; (c) to provide changes to Offers or cancellations in writing at least three (3) business days in advance of requested change date; and (d) to provide the Distribution Partner with real-time access to records that will allow it to monitor the volume of Offers delivered by the Distribution Partner and the revenue produced thereby (subject to billing corrections and adjustments) in accordance with Section 3. All such records, including data, statistical information or other traffic analysis, produced or provided by either party in connection with the performance of this Agreement shall be the sole properly of Performics.

5.     Responsibilities of the Distribution Partner

        (a)   The Distribution Partner agrees and warrants that it shall (i) place Offers on the Distribution Partner's Distribution Medium and (including Web pages where any Offer appears) in accordance with the terms set forth in this Agreement and any applicable Marketer Specific Terms; (ii) maintain its customer list in a manner that conforms with best practices of permission based solicitation and privacy policies; (iii) to adhere to the current Direct Marketing Association's Commercial Solicitations Guidelines; (iv) position the Offers on each Distribution Medium (including any Web page where any Offer appears) in such a manner to assure that the Offers are fully and clearly visible to consumers and displayed in a similar manner as other merchants included in the Distribution Medium; (v) not alter, change substitute or modify the content or appearance to any end user of any web-site not included within the Distribution Media; (vi) not use any information or content from any web-page not included within the Distribution Media in order to refer a Qualified Customer to a Marketer Site; (vii) not obstruct access to any web-site not included within the Distribution Media; and (viii) not bundle downloadable shopping software applications with other applications, whereby the installation and de-installation is not obvious, easy or complete. Licensing and terms of all software downloads and applications of any type must be clearly presented to and accepted by the end-user and de-installation must be obvious, easy and complete. As to each individual that agrees to be included in Distribution

Partner's outbound email solicitations, Distribution Partner shall maintain the information establishing the time and date that each individual granted such permission.

        (b)   Distribution Partner agrees and warrants that it will not send, transmit and/or distribute any Offer via SPAM email (as defined below). An email shall be deemed to be "SPAM email" if such email satisfies any one or more of the following criteria. (i) the email fails to identify the Distribution Partner as the sender of the email; (ii) the email contains a falsified sender domain name or non-responsive IP address; (iii) the email contains or includes a false or misleading subject line that attempts to disguise or conceal the content of the email; (iv) the email fails to notify the recipient that he or she may unsubscribe or "opt out" from further email solicitations from the Distribution Partner; (v) the email fails to contain or include a valid return email address or other internet based mechanism whereby recipients can unsubscribe or "opt out" from receiving further email solicitations from the Distribution Partner. Such return email address or other internet based mechanism shall remain valid for no less than thirty (30) days from the date of transmission of the email and the Distribution Partner shall implement all requests to unsubscribe or "opt out" within ten (10) days of receipt of such request; (vi) the email falls to contain or include a valid physical postal address for the Distribution Partner (which shall not include a P.O. Box address); (vii) the email is sent to an individual who was not provided with an accurate, clear and conspicuous description of the marketing purposes for which his or her email address may be used at the time such email address was provided by the individual; (viii) the email is sent to an individual that has not given prior affirmative consent to receive email messages from the Distribution Partner and the email fails to provide clear and conspicuous notice that the message is an advertisement or solicitation; (ix) the email is sent for the purpose (but not necessarily the sole purpose) of harvesting the email addresses in order to send future unsolicited emails; (x) the email is sent unsolicited to a recipient that does not have a prior business or personal relationship with Distribution Partner; or (xi) the email contains nudity, profanity, sexually oriented materials, hate speech or other obscene content.

        (c)   Distribution Partner further agrees and warrants that it will comply with all local, state and federal laws (including, but not limited to, the "CAN-SPAM" Act, effective January 1, 2004, as may be amended from time to time) regarding the sending of emails.

        (d)   Performics or Marketer shall notify Distribution Partner of any complaint received by Performics or any Marketer regarding the email practices of Distribution Partner or any alleged violation by Distribution Partner of the above warranties. Within forty-eight (48) hours of such notification, Distribution partner shall respond to Performics and provide source information as to any questionable emails including, but not limited to, the time, date, IP address and content of the questionable emails. If Distribution Partner fails to provide source information satisfactory to Performics to demonstrate that Distribution Partner did not send SPAM email or otherwise breach the above warranties, then, in addition to any and all other remedies available pursuant to this Agreement and under existing law, Performics shall have the right to immediately suspend payment to and further performance of any services by Distribution Partner.

6.     Indemnification: Limitation of Liability

        (a)   The Distribution Partner agrees to indemnify, defend and hold harmless Performics and each Marketer (and their respective officers, directors, employees, shareholders and agents) from and against any and all third party claims, liabilities, losses, damages, injuries or expenses (including reasonable attorney's fees) directly or indirectly arising from or relating to (i) any breach of this Agreement by Distribution partner, (ii) the actual or alleged violation by Distribution Partner of any person's or entity's intellectual property or privacy rights; or (iii) the operation and content of the Distribution Medium.

        (b)   Performics agrees to indemnify, defend and hold harmless the Distribution Partner (and its respective officers, directors, employees, shareholders and agents) from and against any and all third party claims, liabilities, losses, damages, injuries or expenses (including reasonable attorney's fees) directly or indirectly arising from or relating to (i) any breach of this Agreement by Performics or (ii) the actual or alleged violation or infringement of any intellectual property or privacy rights of any third-party as a result of Distribution Partner's use of the Performics Technology.

        (c)   Neither the Distribution Partner, Performics nor any Marketer shall be liable to one another for any special, consequential (even if a party has been informed of the possibility of such damages), incidental, punitive or indirect damages, losses, costs or expenses of any kind arising out of this Agreement or its termination, however caused, and whether based in contract, tort (including negligence), products liability or any other theory of liability regardless of whether such party has been advised of the possibility of such damages, losses, costs or expenses. Neither the Distribution Partner, nor Performics nor any Marketer shall be liable to one another for lost or imputed profits arising out of this Agreement or its termination. Each party hereto waives any claims that these exclusions deprive such party of an adequate remedy. Except for liabilities resulting from the Distribution Partner's, Marketer's or Performics' willful misconduct or recklessness, the liability of the Distribution Partner, Marketer or Performics shall not exceed the total amount of the Fees actually paid or payable by Performics to the Distribution Partner under this Agreement within the one-year period immediately proceeding the date that the alleged wrongful act first occurred (the "Liability Limit"). The Liability Limit shall not, however, apply to obligations arising under Section 6(a) or Section 6(b) of this Agreement. The Liability Limit shall likewise not apply to claims arising as a result of a breach of Section 7 hereof. The Distribution Partner shall not be liable for any errors or omissions included in the Offers received from Performics or in the event that Distribution Partner encounters technical or other difficulties which may occasionally hinder the operation of the Distribution Medium. Performics shall not be liable to the Distribution Partner or any other person or entity for (i) any information provided to any person or entity by any Marketer or any illegal, inappropriate act or act of misconduct on the part of any Marketer; (ii) system downtime of Performics or any Marketer; (iii) unauthorized access to, or alteration, theft or destruction of the Distribution Partner's Distribution Media, data files or systems or programs through accident, fraudulent means or device; or (iv) any claim attributable to errors, omissions or other inaccuracies in the Offers.

7.     Confidentiality

        In connection with the business relationship contemplated by this Agreement, each party may receive or have access to commercially valuable technical and non-technical confidential or proprietary information of the other party, or of a Marketer, including information in whatever form, relating to the business of such party that is not generally known or available to others, including source code and documentation for software, trade secrets, know how, customer lists, pricing strategies, click through rates, conversion data, pricing data, marketing and business plans, information concerning a party's vendors, and such party's contemplated plans, strategies and prospects ("Confidential Information"). Each party acknowledges and agrees that any Confidential Information received or obtained from the other party will be the sole and exclusive property of the other party and may not be used, disseminated or disclosed except as may be necessary to perform the obligations required under this Agreement or as may be required by law. If disclosure is required by law, the party required to disclose Confidential Information shall reasonably cooperate with the other party (at the other party's request and expense) so that the other party may preserve the confidentiality of the Confidential Information to the extent reasonably possible.

8.     Trademarks and Proprietary Rights

        (a)   Performics, on behalf of Marketer, grants the Distribution Partner a limited, non-exclusive, non-transferable, revocable, worldwide license to use, reproduce and distribute the Offers in accordance with the terms of this Agreement. Performics grants the Distribution Partner a limited, non-exclusive, non-transferable, revocable, worldwide license for the term of this Agreement to use the Performics Technology solely in accordance with the terms of this Agreement. Performics is authorized to identify, via its web page and/or in other media distributions undertaken by Performics, the fact that Performics is providing to Distribution Partner the Services described in this Agreement. Each license granted in this Section 8(a), hereinafter referred to individually as "Licensed Property" is subject to immediate termination in the event that the party granting the license believes that the other party is, in any way, diminishing, diluting or blurring the value of the Licensed Property.

        (b)   Neither party shall use the other party's Licensed Property in a manner that disparages the other party or its products or services, blurs, dilutes or otherwise diminishes the other party's tradenames, trademarks, servicemarks or other intellectual property, or portrays the other party or its products or services in a false, competitively adverse or poor light. Each party shall comply with the other party's requests as to the use of the other party's Licensed Property and will avoid any action that diminishes the value of such marks. Without limiting the foregoing, Distribution Partner shall not, without written permission from Marketer, (i) use any of Marketer's brand names, keywords or derivations of either of the above for any purpose; or (ii) purchase any URL containing any of Marketer's brand names, keywords or derivations of either of above.

        (c)   Subject to the limited licenses granted to Performics and the Distribution Partner under Section 8(a), each party and Marketer owns and shall retain all right, title and interest in its tradenames, logos, trademarks, service marks, trade dress, Internet domain names, copyrights, patents, trade secrets, know how and proprietary technology, including, without limitation, those trade names, logos, trademarks, service marks, trade dress, copyrights, patents, testimonials, endorsements, know how, trade secrets and proprietary technology currently used or which may be developed and/or used by it in the future ("Intellectual Property"). Except as provided in this Agreement, neither party may distribute, sell, reproduce, publish, display, perform, prepare derivative works or otherwise use any of the Intellectual Property of the other party without the express written consent of such party.

9.     General Provisions

        (a)   Representations and Warranties. Each party represents and warrants to the other party that: (i) such party has all necessary right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; and (ii) nothing contained in this Agreement or required by such party's performance hereunder will place such party in breach of any other contract or agreement to which it is bound or violate any applicable law, including obscenity, privacy and defamation laws and (iii) the performance of this Agreement shall not infringe or violate upon the intellectual property or privacy rights of any third party.

        EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9(A), NEITHER PERFORMICS NOR THE DISTRIBUTION PARTNER MAKE, AND EACH SPECIFICALLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE DISTRIBUTION MEDIA, PRODUCTS AND SERVICES CONTEMPLATED BY THIS AGREEMENT, AND NON-INFRINGEMENT.

        (b)   Privacy. Throughout the Term of this Agreement, both parties agree to adhere to fair information collection practices with respect to the receipt or provision of the Services. During the term of this Agreement, Distribution Partner shall use reasonable commercial efforts in accordance with accepted industry standards to ensure that the Distribution Media will (i) feature an easy to understand privacy policy that can be directly linked to from the Distribution Media that identifies the nature and scope of Distribution Partner's collection and use of information gathered by Distribution Partner and (ii) offer the user an opportunity to opt out from such collection and use of the data. The following language is recommended: "We may use third-party advertising companies, such as Performics Inc., to serve or track ads on our web site and other web sites. These companies may use information (not including your name, address, email address or telephone number) about your visits to this and other web sites in order to measure advertising effectiveness and to provide advertisements about goods and services that may be of interest to you." To find out more about the use of cookies and the information-gathering practices of Performics, please click here: <LINK TO http://performics.com/privacy.html policy>. Distribution Partner agrees never to alter any Performics tags so as to include any personally identifiable or sensitive information of any visitors in such tags.

        (c)   Jurisdiction and Governing Law. Distribution Partner consents to the exclusive personal jurisdiction of the state and federal courts located in Illinois and agrees that any claim against Performics shall be brought in the state or federal courts located in Cook County, Illinois. The rights and obligations of the parties under this Agreement shall be governed by and construed under the laws of the State of Illinois without reference to conflict of laws principles.

        (d)   Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, riots, acts of government, shortage of materials or supplies, or any other cause beyond the reasonable control of such party; provided, that the party whose performance is affected by any such event gives the other party written notice thereof within three (3) business days of such event or occurrence.

        (e)   Relationships. The relationship of Performics and the Distribution Partner established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venture of the other. The detailed operations of Performics under this Agreement are subject to the sole control and management of Performics. The parties acknowledge that this Agreement sets forth a non-exclusive relationship between the parties. Distribution Partner acknowledges that each Marketer that displays or allows to be displayed any Offer on Distribution Partner's Web site or through any of Distribution Partner's Distribution Media is an intended third party beneficiary of this Agreement. Distribution Partner agrees that it will not assert a defense based upon lack of privity against any Marketer for claims arising in connection with this Agreement or in connection with Marketer's enforcement of the indemnity obligations set forth in Section 6(a) above.

        (f)    Notice. Any notice, communication or statement relating to this Agreement shall be in writing and deemed effective: (i) upon delivery when delivered in person; (ii) upon transmission when delivered by verified facsimile transmission; or (iii) when delivered by registered or certified mail, postage prepaid, return receipt requested or by nationally-recognized overnight courier service to the address of the respective party as indicated on the Insertion Order.

        (g)   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

        (h)   Amendments and Waivers. The failure of either party to insist upon or enforce strict performance by the other or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance, and the same shall be and remain in full force and effect. No change, amendment or modification of any provision of this Agreement shall be valid unless in writing signed by both parties.

        (i)    Construction of Agreement. Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

        (j)    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and merges all prior discussions and writings between them with respect to the contents of this Agreement. If any provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction as part of a final nonappealable ruling, government action or binding arbitration, to be invalid, illegal, or otherwise unenforceable, such provision shall be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement shall remain in full force and effect and bind the parties according to its terms.

DISTRIBUTION PARTNER		PERFORMICS INC.
Company Name:	Creditcards.com, Inc.

Signed:	/s/ Christopher Speltz	Signed:

Printed Name:	Christopher Speltz	Printed Name:

Title:	CFO	Title:

Date:	1-22-07	Date:

SPECIAL TERMS AND CONDITIONS APPLICABLE TO THE CITI CARDS PROGRAM

        By Participating in the Citi Cards Program through Performics, Inc. (the "Program"), you, as the "Publisher", agree to be contractually bound by the following terms and conditions of the Program established by Citicorp Credit Services, Inc. ("Advertiser") upon Advertiser's approval of your participation.

1.
Publisher agrees that the terms and conditions of the Affiliate Advertising Agreement between Performics, Inc. ("Performics") and Publisher (the "Affiliate Advertising Agreement"), including, but not limited to, those terms and conditions addressing or relating to Publisher's conduct, obligations, indemnifications, and rights regarding the Program, are made a part of and are subject to the terms and conditions set forth herein. Notwithstanding anything to the contrary contained in the Affiliate Advertising Agreement, if there are any inconsistencies between the Affiliate Advertising Agreement and the terms stated herein, the terms and conditions herein shall govern.

2.
Advertiser grants to Publisher a personal, revocable, non-exclusive, non-transferable, royalty-free, limited, non-sublicenseable (except to sub-publishers approved in writing by Advertiser) license to use Advertiser's advertisement content ("Ad Content"), in precise form and manner in which Performics provides such Ad Content to Publisher, solely to post on Websites and subscription emails approved in writing by Advertiser links enabling a user to navigate from Publisher's Website(s) to Advertiser's Website ("Links"). All placements of Links on such Websites and subscription emails are subject to Advertiser's approval. Publisher shall not otherwise use the Ad Content, and Publisher may not otherwise assign, transfer or sublicense any rights in or to the Ad Content in any manner, without Advertiser's express prior written permission. Publisher may not modify the Ad Content in any way, including without limitation by removing or altering any trademark or copyright notices appearing in the Ad Content. All rights in or to the Ad Content are expressly reserved by Advertiser.
3.	(a)	Advertiser grants you a revocable, non-exclusive, non-transferable, non-assignable, non-sublicenseable (except to sub-publishers approved in writing by Advertiser) except by prior written approval, royalty-free limited United States license to use the CITI®, CITIBANK® and [Citi logo] marks (the "Citi Marks") solely to promote the Ad Content in accordance with the terms of these special terms and conditions and the Affiliate Advertising Agreement, provided that you may not (i) use any Citi Mark as or in a corporate name, trade name, or domain name; (ii) modify or conjoin a Citi Mark in any manner without Advertiser's express prior written approval; or (iii) engage in any activity that is likely to dilute, blur or tarnish the value of the Citi Marks. You may not assign, transfer or sublicense any rights in or to the Citi Marks in any manner, without Advertiser's express prior written permission. You shall not otherwise copy or modify, in any way, any of the Citi Marks, including by removing or altering any trademark notices. All rights in or to the Citi Marks are expressly reserved by Advertiser. In the event that Advertiser notifies you that Advertiser has discontinued or disapproves of any particular use of the Citi Marks that has previously been approved, you shall, in the Advertiser's sole discretion, either (a) phase out such usage in the ordinary course of business, or (b) promptly cease such usage or otherwise cure such disapproved use.

(b)
Advertiser may terminate the foregoing license of the Citi Marks at any time immediately upon notification to you if Citibank has reasonable concerns that you are diluting, tarnishing, or blurring the value of the Citi Marks and/or breaching any of Advertiser's other intellectual property or proprietary rights. Upon termination of any license granted hereunder, you shall immediately cease all use of such sublicensed materials. You hereby acknowledge and agree that Advertiser reserves any and all rights that it may have to challenge or dispute any use by you of any trademarks and services marks, trade names, logos, designs, slogans, domain names, and other similar source identifying indicia that infringes or is dilutive of a Citi Mark or any other name or mark of Advertiser, and that Advertiser's permitting you to use the Citi Marks shall not constitute in any way a waiver, acquiescence, or estoppel by or against Advertiser with respect to its assertion of any such rights.
4.
Publisher agrees that it shall not, and it shall cause all sub-publishers not to, place any Links in any Internet channels or resources that it knows or reasonably believes will target individuals under the age of eighteen (18).

5.
Publisher hereby warrants and represents that one of Publisher's or any sub-publisher's activities will infringe any rights (including, but not limited to, trademark and other intellectual property rights) owned or held by Advertiser, a competitor of Advertiser, or any other third party.

6.
Publisher agrees to indemnify, defend and hold harmless Advertiser against all acts and/or omissions of Publisher and Publisher's sub-publishers, and any of their or Publisher's vendors, licensees, employees, officers, directors, subsidiaries, agents and affiliates, without limitation of any kind whatsoever.

7.
Advertiser agrees to indemnify, defend and hold harmless Publisher against third party claims for Damages arising out of, or relating to (i) a violation of any applicable law by Advertiser; (ii) Advertiser's Ad Content, (iii) the operation or content of Advertiser's web site or (iv) the sale or use of Advertiser's products or services.

Indemnification Procedures. If an indemnitee seeks indemnification under the foregoing, the indemnitee will: (i) give prompt notice to the party from whom it seeks indemnification concerning the existence of the indemnifiable event; (ii) grant authority to such party to defend or settle any related action or claim; and (iii), provide, at the indemnifying party's expense, such information, cooperation and assistance as may be reasonably necessary for the indemnifying party to defend or settle the claim or action. An indemnitee's failure to give prompt notice shall not constitute a waiver of the indemnitee's right to indemnification and shall affect the indemnification obligations only to the extent that the indemnifying party's rights are materially prejudiced by such failure or delay. Notwithstanding anything to the contrary set forth herein, (A) an indemnitee may participate, at its own expense, in any defense and settlement directly or through counsel of its choice, and (B) the indemnifying party will not enter into any settlement agreement on terms that would diminish the rights provided to the indemnitee or increase the obligations assumed by the indemnitee under this Agreement, without the prior written consent of the indemnitee. If a party elects not to defend any claim as is required hereunder, the indemnitee will have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of the party owing the indemnification obligation, and the party owing the indemnification obligation will promptly reimburse the indemnitee for all costs, expenses, settlement amounts and other Damages.

8.
Advertiser shall be solely responsible for tracking Transactions and Qualified Transactions. Advertiser's payment obligations hereunder shall be based solely upon the tracking provided and maintained by Advertiser or its third party designee. Advertiser shall make the final determination, in accordance with the Program specifications provided to Publisher via Performics, as to when and whether a Transaction or Qualified Transaction, as applicable, that results in a Payout has occurred. All monies due to Publisher in connection with Payouts shall be paid by Advertiser to

  Performics in United States Dollars. "Transaction" shall mean the submission to Advertiser of (a) an order for the purchase of a product or service from Advertiser, or (b) a completed online registration, membership, application, or subscription form. A "Qualified Transaction" means a Transaction accepted or approved by Advertiser.

9.
Advertiser may terminate Publisher and/or any sub-publisher from Advertiser's Program in its sole discretion. Advertiser may also terminate the terms and conditions set forth herein, and require Publisher and any sub-publishers of Publisher to remove any Ad Content and all Links from Publisher's or any sub-publisher's Website or subscription emails lists, at any time and for any reason in Advertiser's sole discretion ("Advertiser Termination For Convenience"), or as a result of any of the material breaches listed below ("Advertiser Termination For Material Breach"). Advertiser Termination For Convenience will be effective on the eighth (8th) day after the date of written notice from Advertiser. Advertiser Termination For Material Breach will be effective immediately upon notice by Advertiser. In addition to any other references to immediate termination in this Agreement or in the Affiliate Advertising Agreement, the following acts by Publisher or any sub-publisher shall constitute material breaches:

(a)
operation of an illegal business through Publisher's, or any sub-publisher's, Website and/or subscription email list;

(b)
engaging in, or facilitating a Visitor of Publisher's, or any sub-publisher's, Web site in engaging in, any illegal activity of any type, including but not limited to displaying illegal content on Publisher's, or any sub-publisher's, Website and/or in Publisher's, or any sub-publisher's, subscription emails or offering any illegal good or service through Publisher's, or any sub-publisher's, Website and/or subscription emails;

(c)
operation of a Website or email Link to Websites that contain, promote or advertise any of the following content: libelous, defamatory, obscene, abusive, violent, bigoted, hate-oriented, illegal, cracking, hacking, warez, or any other content that may be offensive, or Link to a Website(s) that does so, as determined by Advertiser in its sole discretion;

(d)
operation of a Website or email Link to Websites that contain, promote or advertise any of the following product types: tobacco, illegal controlled substances, firearms, alcohol, adult-only, gaming, lotteries, or any other product types that may be offensive, or Link to a Web-site(s) that does so, in each case as determined by Advertiser in its sole discretion;

(e)
engaging in indiscriminate or unsolicited commercial advertising emails;

(f)
placing Links to Publisher Website in newsgroups, message boards, unsolicited email and other types of spam, banner networks, counters, chatrooms, guestbooks, IRC channels or through similar Internet resources;

(g)
causing or enabling any Transactions to be made that are not in good faith, including, but not limited to, by means of any device, program, robot, Iframes, hidden frames, and redirects;

(h)
establishing or causing to be established any promotion that provides any rewards, points or compensation for Transactions, or that allows third parties to place Links to the Advertiser's Web site or Web site content, without such Advertiser's prior written permission;

(i)
breach of the licensing provisions herein;

(j)
breach of any other intellectual property right provision of these special terms and conditions and/or Advertiser's Program;

(k)
violating any property rights (including, without limitation, intellectual property rights) of Advertiser, Performics or any third party;

  (l)
  making of an assignment of all or substantially all of Publisher's/sub-publisher's assets for the benefit of creditors, admitting in writing Publisher's/sub-publisher's inability to pay debts as they mature, having a trustee or receiver appointed and/or entering into or filing a bankruptcy proceeding; and/or

  (m)
  engaging in, or facilitating a Visitor of Publisher's/sub-publisher's Website in engaging in, any activity that Advertiser determines, in its sole discretion, to be diluting, blurring or tarnishing the value of Advertiser's trademarks, trade names, service marks and/or Advertiser Program.

In addition to the foregoing, in the event that Advertiser or Performics notifies Publisher that Advertiser has discontinued or disapproves of any particular use of any Ad Content or any other materials provided by Advertiser or Performics (even if such Ad Content or other materials had been previously approved by Advertiser), Publisher shall immediately cease such usage instruct and cause all sub-publishers to immediately cease such usage of the Ad Content or any other such materials identified to Publisher by Advertiser or Performics.

10.
Publisher hereby warrants and represents that Publisher is not and will not use any software, hardware or any other device (including, without limitation, any tracking software) to collect any information about Advertiser or its products, services, customers and/or Visitor Transactions, without the prior written consent of Advertiser. Advertiser may discontinue the Tracking Code and Publisher's use thereof if it reasonably determines, in its sole discretion, that the Tracking Code interfaces with other functions of Advertiser's Web site or other technology of Advertiser and/or Publisher is in breach of this Paragraph 9. Tracking Code means the tracking technology as specified and agreed to by Advertiser and Performics that Advertiser shall integrate into and maintain within the confirmation page served by Advertiser to Visitors that either complete a Transaction or a Qualified Transaction, as applicable. Visitors means an individual that clicks on the Link displayed by a Publisher approved by Advertiser, within the applicable Return Period and who completes a Qualified Transaction.

11.
Publisher hereby acknowledges and agrees that once Advertiser makes a payment to Performics on Publisher's behalf, Advertiser shall not be liable to Publisher for such payment, and Publisher shall not have a claim against Advertiser in connection with such payment. Publisher hereby further acknowledges and agrees that Publisher's sole recourse for any payment for earned Payouts where payment was made by Advertiser to Performics, payment was received by Performics and payment by Performics to Publisher was authorized by Advertiser but not paid by Performics to Publisher shall be to make a claim against Performics, and Advertiser disclaims any and all liability for such payment.

12.
Publisher hereby acknowledges and agrees, and shall cause all sub-publishers to acknowledge and agree, that neither Publisher or any sub-publisher have or shall obtain any proprietary rights in any of Advertiser's Ad Content, and that neither Publisher nor any sub-publisher shall challenge such Advertiser's proprietary rights to the Ad Content at any point during or after the Term of these special terms and conditions. Publisher further acknowledges and agrees, and shall ensure that all sub-publishers acknowledge and agree, that all goodwill arising as a result of the use of any Ad Content that is proprietary to Advertiser shall inure to the benefit of Advertiser. Neither Publisher nor any sub-publishers shall adopt any names, trademarks, service marks or domain names that are confusingly similar to, or in combination with any of Advertiser's trade names, trademarks, service marks and/or domain names.

13.
Confidential Information of Advertiser shall include, without limitation, information about Advertiser's products, services, customers and Visitor Transactions. Publisher shall, and shall cause all sub-publishers to, keep confidential and not disclose any and all of Advertiser's Confidential Information, regardless of whether such information is clearly and obviously designated as confidential.

14.
Any Website owned or operated by Publisher or a sub-publisher and utilized in connection with the Program must maintain a clear and conspicuous privacy policy accurately describing the information collected and used at or through the Web site, including, but not limited to, the type of information and with whom the information is shared.

15.
Publisher hereby agrees that neither it nor any sub-publisher shall have any claim against Advertiser for any indirect, consequential, exemplary, special, incidental, or punitive damages, including, but not limited to, loss of goodwill, lost profits, business interruptions, or loss of programs or other data, even if advised of the possibility of such damages or claim.

16.
Advertiser makes no warranties, either express or implied, in connection with the Ad Content, the Program, the Links, or any information contained thereon or therein. All information, service, data and programs are provided with all faults, and the entire risk as to satisfactory quality, performance, accuracy and effort is with the user. Without limiting the foregoing, Publisher agrees that neither it nor any sub-publisher shall have any claim against Advertiser for any viruses or other harmful components, or any delays (whether in connection with any payments or otherwise).

17.
Advertiser reserves the right to change any and all terms and conditions of these special terms and conditions in its sole discretion. Publisher will be given seven (7) days' notice before the new terms and conditions become effective. Publisher agrees to comply with any such modified special terms and conditions. If any modification is unacceptable to Publisher, Publisher's only recourse is to terminate these special terms and conditions and to cease using Advertiser's materials in accordance with these special terms and conditions and the Affiliate Advertising Agreement immediately upon such a termination. Publisher's continued participation in the Program following Advertiser's posting of a new Agreement on the Internet will constitute binding acceptance of the new Agreement.

18.
Survival. The provisions set forth in these terms and conditions that, by their nature and content, must survive the completion, rescission, termination or expiration of this Agreement in order to achieve the fundamental purposes of the terms and conditions set forth herein, shall so survive and continue to bind the parties. Without limiting the generality of the forgoing, Advertiser and publisher specifically acknowledge that the following provisions shall survive and continue to bind the Parties: Paragraphs 1, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, and 16.

19.
BY APPLYING FOR THE CITI CARDS PROGRAM AND CLICKING ON THE "I ACCEPT" BUTTON YOU, PUBLISHER, ARE SIGNIFYING PUBLISHER'S AGREEMENT TO BE BOUND BY THESE SPECIAL TERMS AND CONDITIONS TO THE SAME EXTENT AS IF YOU HAD PERSONALLY SIGNED THIS DOCUMENT.

QuickLinks

  Exhibit 10.35
PERFORMICS INSERTION ORDER TERMS AND CONDITIONS (v01.05)
SPECIAL TERMS AND CONDITIONS APPLICABLE TO THE CITI CARDS PROGRAM